Exhibit 99.3

Condensed Consolidated Interim Financial Statements of

CPPIB CrestonE Peak Resources America Inc.

For the nine months ended September 30, 2021 and 2020 (Unaudited)

CPPIB Crestone Peak Resources America Inc.

Condensed Consolidated Interim Balance Sheets

(In thousands of United States dollars)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets

Current assets:
Cash and cash equivalents	$12,552	$6,632
Accounts receivable (Note 4)	92,008	67,103
Commodity derivative asset (Note 8)	–	21,066
Other current assets	4,523	4,342
Total current assets	109,083	99,143

Property, plant and equipment, at cost:
Oil and gas properties, under full cost accounting:
Proved oil and gas properties	2,115,130	1,951,672
Unproved oil and gas properties excluded from depletion	17,238	17,122
Accumulated depletion and impairment	(1,306,545)	(1,186,066)
Oil and gas properties, net	825,823	782,728

Property, plant and equipment - other, net	47,163	54,364
Total property and equipment, net	872,986	837,092
Commodity derivative asset (Note 8)	–	20,828

Total Assets	$982,069	$957,063

Liabilities and Equity (Deficiency)

Current liabilities:
Accounts payable and accrued expenses (Note 5)	$87,622	$107,157
Revenue payable	102,068	57,026
Asset retirement obligation	4,906	5,801
Production and other taxes payable	44,391	64,426
Commodity derivative liability (Note 8)	190,100	22,989
Total current liabilities	429,087	257,399

Credit facility, net of deferred financing costs (Note 7)	210,989	239,152
Asset retirement obligation	94,664	88,726
Commodity derivative liability (Note 8)	138,951	36,078
Production and other taxes payable	57,023	38,096
Related party notes (Note 11)	760,551	728,863
Other liabilities	448	691
Total liabilities	1,691,713	1,389,005

Commitments and contingencies (Note 10)

Temporary equity:
Redeemable non-controlling interests	58,402	5,982

Permanent deficiency:
Common stock ($0.01 par value per share):
1,000 Authorized:
100 issued and outstanding	–	–
Additional paid-in capital	124,969	182,250
Accumulated deficit	(893,975)	(622,346)
Non-redeemable non-controlling interest	960	2,172
Total permanent deficiency	(768,046)	(437,924)

Total Liabilities and Deficiency	$982,069	$957,063

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

CPPIB Crestone Peak Resources America Inc.

Condensed Consolidated Interim Statements of Operations

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

	2021	2020
Revenues:
Crude oil	$275,686	$123,455
Natural gas	82,772	38,765
Natural gas liquids	85,101	28,191
Total revenues	443,559	190,411
Expenses:
Lease operating expenses	31,768	26,523
Gathering and transportation	63,339	63,591
Production, mineral and other taxes	36,840	15,092
Depreciation, depletion and accretion (Note 6)	125,565	127,675
Impairment of proved properties	–	204,606
General and administrative	17,379	19,604
Total expenses	274,891	457,091
Operating income (loss)	168,668	(266,680)
Other (expense) income:
Interest expense, net of capitalized interest	(41,442)	(39,126)
Commodity derivative (loss) gain (Note 8)	(404,308)	252,146
Other	(861)	(4,150)
Total other (expense) income	(446,611)	208,870
Loss before income taxes	(277,943)	(57,810)
Income tax expense	–	–
Net loss	(277,943)	(57,810)
Less net (loss) income attributable to non-controlling interests	(6,314)	2,761
Net loss attributable to the shareholder of CPPIB Crestone Peak Resources America Inc.	$(271,629)	$(60,571)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

CPPIB Crestone Peak Resources America Inc.

Condensed Consolidated Interim Statements of Changes in Equity (Deficiency) and Temporary Equity

(In thousands of United States dollars)

(Unaudited)

For the nine months ended September 30, 2020

					Non-		Redeemable
					redeemable	Total	non-
			Additional		non-	permanent	controlling
	Common stock		paid-in	Accumulated	controlling	equity	temporary
	Shares	Amount	capital	deficit	interests	(deficiency)	equity
Balance, January 1, 2020	100	$–	$182,632	$(370,105)	$666	$(186,807)	$7,186
Effects of changes in ownership interests in consolidated subsidiaries	–	–	(1,494)	–	2,209	715	–
Net (loss) income	–	–	–	(60,571)	214	(60,357)	2,547
Balance, September 30, 2020	100	$–	$181,138	$(430,676)	$3,089	$(246,449)	$9,733

For the nine months ended September 30, 2021

					Non-		Redeemable
					redeemable	Total	non-
			Additional		non-	permanent	controlling
	Common stock		paid-in	Accumulated	controlling	equity	temporary
	Shares	Amount	capital	deficit	interests	(deficiency)	equity
Balance, January 1, 2021	100	$–	$182,250	$(622,346)	$2,172	$(437,924)	$5,982
Remeasurement of redeemable non-controlling interest	–	–	(57,378)	–	–	(57,378)	57,378
Capital contributions	–	–	97	–	–	97	–
Deemed capital contributions	–	–	–	–	144	144	–
Net loss	–	–	–	(271,629)	(1,356)	(272,985)	(4,958)
Balance, September 30, 2021	100	$–	$124,969	$(893,975)	$960	$(768,046)	$58,402

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

CPPIB Crestone Peak Resources America Inc.

Condensed Consolidated Interim Statements of Cash Flows

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

	2021	2020
Operating activities:
Net loss	$(277,943)	$(57,810)
Items not involving cash:
Depreciation and depletion	122,088	124,366
Impairment of proved properties	–	204,606
Accretion of asset retirement obligation	3,477	3,309
Commodity derivative loss (gain)	404,308	(252,146)
Derivative cash settlements	(76,200)	177,721
Incentive compensation	144	–
Amortization of deferred financing costs	2,852	2,391
Loss on sale and abandonment of assets	496	928
Non-cash interest expense	31,836	26,403
Changes in operating assets and liabilities:
Accounts receivable	(25,018)	30,216
Other current assets	(181)	(1,594)
Accounts payable and accrued expenses	(26,298)	(69,447)
Revenue payable	43,181	(9,379)
Production taxes payable	(1,108)	(16,815)
Other liabilities	1,618	(344)
Settlement of asset retirement obligations	(7,520)	(3,646)
Net cash provided by operating activities	195,732	158,759

Financing activities:
Capital contributions received from related party	97	–
Capital contributions received from non-controlling interest	–	715
Proceeds from revolving credit facility	325,000	314,000
Repayments on revolving credit facility	(356,000)	(291,000)
Finance costs paid	(16)	(8,181)
Notes with related party	(38)	274,349
Net cash (used in) provided by financing activities	(30,957)	289,883

Investing activities:
Cash paid for acquisition	–	(323,891)
Capital expenditures:
Oil and gas properties	(158,299)	(124,153)
Other property, plant and equipment	(1,630)	(561)
Proceeds from sale of assets	1,074	115
Net cash used in investing activities	(158,855)	(448,490)
Net increase in cash and cash equivalents	5,920	152
Cash and cash equivalents at beginning of period	6,632	3,290
Cash and cash equivalents at end of period	$12,552	$3,442

Supplemental cash flow information (Note 12)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

1.	Organization:

CPPIB Crestone Peak Resources America Inc. was formed in Delaware, United States, on October 2, 2015 as a wholly owned subsidiary of CPPIB Crestone Peak Resources Canada Inc., an affiliate of Canada Pension Plan Investment Board. CPPIB Crestone Peak Resources America Inc. and its subsidiaries (herein referred to collectively as the "Company") is privately-held and engages in the acquisition, exploration, development, and production of oil, natural gas, and natural gas liquids ("NGLs"), primarily in the Denver-Julesburg Basin ("DJ Basin"). Crestone Peak Resources, LP is owned 96% by the Company, 3% by Broe Group, and 1% by Crestone Peak Resources Management LP.

The Company's oil and gas assets are held by Crestone Peak Resources, LLC, a 100% owned subsidiary of Crestone Peak Resources, LP, and comprise net acres of oil, natural gas, and NGLs producing properties located in the Wattenberg area of the DJ Basin (the "Properties"). The wells target the Sussex, Shannon, Niobrara, Codell, Greenhorn, J-Sand and Dakota formations.

On June 6, 2021, the Company, Bonanza Creek Energy Inc ("Bonanza"), Raptor Condor Merger Sub 1, Inc., a wholly owned subsidiary of Bonanza, and Raptor Condor Merger Sub 2, LLC, a wholly owned subsidiary of Bonanza, entered into an Agreement and Plan of Merger ("Crestone Peak Merger Agreement").

The Crestone Peak Merger Agreement, among other things, provided for Bonanza's acquisition of the Company through (i) the merger of Raptor Condor Merger Sub 1, Inc. with and into the Company (the "Merger Sub 1 Merger"), with the Company continuing its existence as the surviving corporation and (ii) the subsequent merger of the Company with and into Raptor Condor Merger Sub 2, LLC (the "Merger Sub 2 Merger"), with Raptor Condor Merger Sub 2, LLC continuing as the surviving entity as a wholly owned subsidiary of Bonanza. Together, Merger Sub 1 Merger and Merger Sub 2 Merger comprise the "Crestone Peak Merger".

Subject to the terms and conditions of the Crestone Peak Merger Agreement, at the effective time of the Merger Sub 1 Merger, the issued and outstanding shares of the Company's common stock immediately prior to the Merger Sub 1 Merger would be converted into the right to collectively receive 22,500,000 shares of Bonanza common stock.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

1.	Organization (continued):

The closing of the Crestone Peak Merger was expressly conditioned on Bonanza's closing of the pending Extraction Oil & Gas, Inc. ("Extraction") merger pursuant to the Extraction merger agreement prior to or substantially concurrent with the closing of the Crestone Peak Merger. Following the completion of the Crestone Peak Merger, it was anticipated that persons who were stockholders of Bonanza, Extraction and the Company immediately prior to the Crestone Peak Merger would own approximately 37%, 37% and 26% of the combined company, respectively.

The Extraction merger and the Crestone Peak Merger were approved by shareholders on October 29, 2021 and the Crestone Peak Merger closed on November 1, 2021. As a result Bonanza's name was changed to Civitas Resources, Inc. and Bonanza's stock symbol on the NYSE was changed to CIVI.

2.	Basis of preparation:

(a)	Basis of presentation:

The Company has prepared the accompanying condensed consolidated interim financial statements (the "Interim Financial Statements") in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial information. Accordingly, these Interim Financial Statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective interim periods. Certain information and note disclosures normally included in the Company's annual consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted from these Interim Financial Statements pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. Results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These Interim Financial Statements should be read in conjunction with the annual consolidated financial statements and notes thereto for the year ended December 31, 2020. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the consolidated annual financial statements for the year ended December 31, 2020.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

2.	Basis of preparation (continued):

(b)	Principles of consolidation:

The Interim Financial Statements of the Company include the accounts of CPPIB Crestone Peak Resources America Inc. and all majority-owned subsidiaries where the Company has the ability to exercise control. All intercompany balances and transactions have been eliminated upon consolidation.

The Company consolidates entities in which it has a controlling financial interest based on either the VIE or voting interest model. The Company is required to first apply the VIE model to determine whether it holds a variable interest in an entity, and if so, whether the entity is a VIE. If the Company determines it does not hold a variable interest in a VIE, it then applies the voting interest model. Under the voting interest model, the Company consolidates an entity when it holds a majority voting interest in an entity. Interests in subsidiaries owned by third parties are presented as non-controlling interests.

(c)	Functional and reporting currency:

All amounts herein have been presented in United States dollars, which is the functional and reporting currency of the Company. Transactions denominated in any currency other than United States dollars are immaterial.

(d)	Use of estimates:

The preparation of Interim Financial Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including oil and natural gas reserves, the fair value of assets acquired and liabilities assumed in business combinations, derivative valuations, deferred income taxes and asset retirement obligations upon initial recognition. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain using management's best available knowledge of current and expected future events. Actual results could differ from those estimates. Estimates of proved oil and gas reserve quantities provide the basis for the calculation of depletion and impairment of proved properties, and asset retirement obligations. Further, these estimates and other factors, including those outside of the Company's control, such as the impact of sustained lower commodity prices, could have a significant adverse impact on the Company's financial condition, future development plans (including undeveloped oil and gas reserves), and results of operations and cash flows.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

2.	Basis of preparation (continued):

(e)	Recently adopted accounting pronouncements:

(i)	Intangibles, goodwill and other:

In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract ("ASU 2018-15"). This update aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted ASU 2018-15 on January 1, 2021, with prospective application which has not had a material impact on the Interim Financial Statements.

(ii)	Income taxes:

Simplifying the Accounting for Income Taxes - In December 2019, the FASB issued guidance which simplifies the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance applicable to accounting for income taxes. The amendment is effective commencing in 2021 with early adoption permitted. The adoption of this new guidance during the nine months ended September 30, 2021 did not have a material impact on the Interim Financial Statements.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

2.	Basis of preparation (continued):

(f)	Recently issued accounting pronouncements:

(i)	Reference rate reform:

In March 2020 and as clarified in January 2021, the FASB issued guidance which provides optional expedients and exceptions for applying US GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued because of reference rate reform. This amendment is effective as of March 12, 2020 through December 31, 2022. The expedients and exceptions provided by this new guidance do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationships. The Company is currently assessing the impact of the adoption of this new guidance and any of the transition relief available under the new guidance as of September 30, 2021.

(ii)	Leases:

In February 2016, the FASB issued ASU 2016-02, Leases ("Topic 842"), which establishes a comprehensive new lease standard designed to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. The FASB has also issued an ASU which allows an entity that elects to apply the practical expedients to, in effect, continue to account for leases that commence before the effective date in accordance with previous US GAAP. During 2020 the FASB extended the effective date for private companies by one year, making Topic 842 effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company has not yet completed its evaluation of the impact on its Financial Statements.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

2.	Basis of preparation (continued):

(iii)	Credit losses:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, followed by other related ASUs that provided targeted improvements (collectively "ASU 2016-13"). ASU 2016-13 provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The guidance is to be applied using a modified retrospective method and is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company will adopt ASU 2016-13 on January 1, 2023 using the modified retrospective method and the Company does not expect a material impact on the Interim Financial Statements.

3.	Mergers, acquisitions and divestitures:

(a)	Crestone Peak Merger:

On June 6, 2021, the Company entered into the Crestone Peak Merger Agreement with Bonanza which closed on November 1, 2021. See Note 1 for additional information.

(b)	ConocoPhillips Acquisition:

During the fourth quarter of 2019, the Company entered into a definitive purchase agreement with ConocoPhillips Company, Burlington Resources Oil & Gas Company LP, and Bronco Pipeline Company (collectively, "ConocoPhillips") to acquire approximately 99,000 net acres, including both upstream and midstream assets for the aggregate purchase price of $380.0 million, subject to customary purchase price adjustments. The effective date of the acquisition was June 1, 2019. Upon execution of the agreement, the Company tendered a $38.0 million deposit to ConocoPhillips as of December 31, 2019.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

3.	Mergers, acquisitions and divestitures (continued):

The acquisition closed on March 3, 2020, for an adjusted purchase price of $360.7 million, subject to normal post-closing adjustments completed in the fourth quarter of 2020, resulting in the final purchase price and total consideration paid of $364.8 million. The Company funded the acquisition with proceeds from the issuance of a promissory note to a related party on February 28, 2020 and the Company's revolving credit facility.

The Company determined that the ConocoPhillips acquisition met the criteria of a business combination under ASC Topic 805, Business Combinations. The Company allocated the adjusted purchase price to the acquired assets and liabilities based on fair value as of the acquisition date, as summarized in the table below. This measurement resulted in no goodwill or bargain purchase gain being recognized.

March 3,
2020
Cash consideration	$364,752
Fair value of assets and liabilities acquired:
Other current assets	$1,996
Proved oil and gas properties:
Proved oil and gas properties	361,463
Unproved oil and gas properties	6,400
PP&E other	8,039
377,898

Asset retirement obligations	(2,651)
Production and other taxes payable	(4,890)
Revenue payable	(5,605)
(13,146)
Total fair value of net assets acquired	$364,752

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

3.	Mergers, acquisitions and divestitures (continued):

The Company used the cost, income and market valuation approaches in estimating the fair value of assets acquired and liabilities assumed. The carrying amounts of other current assets, equipment inventory, production and other taxes payable and revenue payable approximate their fair values due to the short-term nature of these items, therefore leveraging the cost approach based on current replacement factors. The fair values of oil inventory and land were determined using the market approach. The market approach utilizes market prices in actual historical transactions of a similar nature. The fair values of the proved and unproved properties, the midstream gas gathering assets, and asset retirement obligations were determined using the income approach. The items were determined using relevant market assumptions, including discount rates, future commodity prices and costs, timing of development activities, projections of oil and gas reserves, and estimates to abandon and reclaim producing wells. The fair value measurements of the assets and liabilities discussed above were based, in part, on significant inputs not observable in the market and thus represent a Level 3 measurement.

The following table summarizes quantitative information about the significant unobservable inputs used in the valuation of certain assets and asset groups measured at fair value on a non-recurring basis:

Level 3	March 3,
unobservable inputs	2020
Price:
Oil (per Bbl)	$48 - $77
Gas (per Mcf)	$1.64 - $3.49
NGLs (percentage of oil price)	35%
Reserve adjustment factors:
Proved developed producing	100%
Proved undeveloped	85%
Probable	30%
Discount rate	15%

The Company finalized the purchase price equation during the first quarter of 2021.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

4.	Accounts receivable:

For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover non-payment of joint interest billings. Generally, the Company's accrued revenues are collected within two months and the Company has had minimal bad debts. Although diversified among many companies, collectability is dependent upon the financial wherewithal of each individual counterparty and is influenced by the general economic conditions of the industry. Receivables are not collateralized.

Accounts receivable consist of the following:

	September 30,	December 31,
	2021	2020
Accrued oil, gas, and NGLs production revenue	$76,431	$46,636
Amounts due from joint interest owners	7,911	11,734
Related party notes receivable	932	842
Other receivables	6,734	7,891
	$92,008	$67,103

The Company had minimal activity in bad debt expense for the nine months ended September 30, 2021 (2020 - minimal activity) and an accumulated balance for allowance for doubtful accounts of $2.3 million (December 31, 2020 - $1.8 million) as of September 30, 2021.

5.	Accounts payable and accrued expenses:

Accounts payable and accrued expenses consist of the following:

	September 30,	December 31,
	2021	2020
Trade accounts payable	$42,107	$29,576
Accrued capital costs	19,363	20,918
Capital working interest owner prepayments	4,742	33,100
Accrued operating expenses	10,859	12,457
Accrued general and administration	10,034	10,699
Accrued other	517	407
	$87,622	$107,157

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

6.	Depletion, depreciation and accretion (“DD&A”):

DD&A consists of the following:

	Nine months ended
	September 30,
	2021	2020
Depletion of oil and gas properties	$119,879	$121,440
Depreciation and accretion	5,686	6,235
	$125,565	$127,675

Depletion of oil and gas properties is computed on the unit-of-production method, whereby capitalized costs plus estimated future development costs are amortized over total proved reserves. Depletion expense was $10.71 per BOE and $11.99 per BOE for the nine months ended September 30, 2021 and 2020, respectively.

7.	Revolving credit facility:

On September 21, 2016, a subsidiary of the Company, Crestone Peak Resources LLC entered into a revolving credit facility (sometimes referred to as the reserve-based loan or "RBL") with a syndicate of lenders. The RBL is available for working capital requirements, capital expenditures, acquisitions, general business purposes, and to support letters of credit. Certain of Crestone Peak Resources LLC's assets, together with its subsidiaries with the exception of Crestone Peak Resources Midstream LLC and Crestone Peak Resources Watkins Midstream LLC, including substantially all of the producing wells and developed oil and gas leases, have been designated as collateral under the RBL.

The RBL had an initial borrowing base of $300 million and a maximum commitment of up to $500 million with an initial maturity date of September 21, 2021, which was extended 1.5 years to April 30, 2023 in 2018. The borrowing base under the RBL is determined at the discretion of the lenders based on the value of the proved reserves designated as collateral and its commodity hedges and is subject to regular redeterminations on or about April 15 and October 15 of each year. The borrowing base was increased from $350 million to $525 million in March of 2020 in conjunction with the ConocoPhillips acquisition, and the maximum commitment was also increased to $1 billion. The borrowing base was subsequently decreased to $375 million in June of 2020 and decreased again to $350 million in October of 2020 with no changes to the maximum commitment.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

7.	Revolving credit facility (continued):

Interest rates under the RBL are based on either the LIBOR or the Alternative Base Rate at Crestone Peak Resources LLC's option, plus applicable margins of 2.5% to 3.5% or 1.5% to 2.5%, respectively. The fee on the unused amount of the commitment is 0.5%. Applicable margins are based on borrowing base utilization, which is defined as the sum of borrowings and letters of credit as a proportion of the borrowing base. Crestone Peak Resources LLC may issue up to $50 million of letters of credit under the RBL. Letters of credit incur fees of 2.5% to 3.5%, depending on borrowing base utilization.

The RBL had $214 million and $245 million in outstanding borrowings as of September 30, 2021 and December 31, 2020, respectively. Crestone Peak Resources LLC had issued letters of credit in the amount of $12.8 million as of both September 30, 2021 and December 31, 2020. The available capacity under the RBL was $123.2 million as of September 30, 2021. The average annualized interest rate incurred on borrowed funds under the RBL was 3.2% and 3.9% for the nine months ended September 30, 2021 and 2020, respectively.

The components of interest expense related to the RBL agreement include the following:

	Nine months ended
	September 30,
	2021	2020
Interest costs incurred on borrowed funds	$6,351	$9,934
Interest costs incurred on letters of credit	513	494
Amortization of deferred financing costs	2,852	2,391
Interest expense, net	$9,716	$12,819

The RBL originally contained two financial performance covenants requiring Crestone Peak Resources LLC to maintain:

•	A consolidated total debt to EBITDAX ratio of no greater than 4.0 to 1.0; and

•	A ratio of current assets to current liabilities of at least 1.0 to 1.0

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

7.	Revolving credit facility (continued):

Current assets, as defined in the RBL agreement, are the sum of the consolidated current assets of Crestone Peak Resources LLC, plus the available commitment on the RBL, excluding any non-cash assets arising under ASC 815 and ASC 410. Current liabilities, as defined in the RBL agreement, are the consolidated current liabilities of Crestone Peak Resources LLC, excluding current maturities of long-term debt and any non-cash liabilities arising under ASC 815 and ASC 410.

In conjunction with the March 2020 borrowing base redetermination, the lenders agreed to extend and waive the requirement to have a ratio of current assets to current liabilities of at least 1.0 to 1.0 through the quarter ending December 31, 2020.

The lenders consented to Crestone Peak Resources LLC's waiver request, in exchange for three other financial performance covenant amendments during the waiver period:

(a)	The definition of debt was amended to include any amount by which Crestone Peak Resources LLC's consolidated current liabilities (excluding current maturities of long-term debt and any non-cash liabilities arising under ASC 815 and ASC 410) exceed the Company's current assets (excluding any non-cash assets arising under ASC 815 and ASC 410 but not including the available commitment on the RBL);

(b)	A consolidated interest coverage ratio was added, requiring the ratio of EBITDAX to interest expense on a trailing four quarter basis to be at least 3.0 to 1.0; and

(c)	Crestone Peak Resources LLC shall maintain a consolidated total debt to EBITDAX ratio of no greater than 3.5 to 1.0.

In May of 2021, Crestone Peak Resources LLC's borrowing base on the RBL was reaffirmed at $350 million and will remain in effect until the next determination period pursuant to the terms of the credit agreement. As part of the redetermination process, a continuation of the current ratio waiver was granted by the bank group through the three months ended March 31, 2021. Then, on June 4, 2021, the current ratio waiver was further extended for each quarter through the year ending December 31, 2021. The most recent extension of the current ratio waiver provided by the bank group was approved on the condition that Crestone Peak Resources LLC executes an acceptable merger agreement on or before June 30, 2021. The Company executed a merger agreement on June 6, 2021. See Note 1 for further discussion on the merger.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

7.	Revolving credit facility (continued):

The RBL also contains certain additional customary negative covenants that, among other things, restrict Crestone Peak Resources LLC's, together with its subsidiaries', ability to incur additional debt, grant liens on its assets, make investments, sell assets, engage in business combinations, pay dividends, and enter into hedge agreements.

Crestone Peak Resources LLC, together with its subsidiaries is in compliance with its loan covenants and related bank waivers, as outlined above, and expects to remain in compliance throughout the next 12-month period.

8.	Commodity derivative instruments:

Crestone Peak Resources LLC, has entered into commodity derivative instruments, as described below. The Company's commodity derivative instruments include swaps and costless collars. The Company's derivative strategy, including the volumes and commodities covered and the relevant fixed and market prices, is based in part on the Company's view of expected future market conditions, the Company's capital spending plans, and the Company's analysis of well-level economic returns. The Company's use of derivative contracts is subject to limits set forth in the RBL.

Swaps are derivative contracts which obligate two counterparties to effectively trade the underlying commodity at a set price (or index price) over a specified term. Swaps do not require a premium payment. The costless collars also do not require a premium payment and are used to establish a floor and ceiling price on anticipated commodity production.

Crestone Peak Resources LLC may, from time to time, add incremental derivatives to cover additional production, restructure existing derivative contracts, or enter into new transactions to modify the terms of current contracts in order to realize the current value of Crestone Peak Resources LLC's existing positions. Crestone Peak Resources LLC does not enter into derivative contracts for speculative purposes and is prohibited from doing so per the terms of the RBL agreement.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

8.	Commodity derivative instruments (continued):

The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. Crestone Peak Resources LLC's derivative contracts are currently with counterparties which are current or former lenders in the RBL. Crestone Peak Resources LLC is not required to make cash margin payments because the counterparties are secured by certain of the Company's assets which have been designated as collateral under the RBL. Crestone Peak Resources LLC has netting arrangements with the counterparties that provide for the offset of payables against receivables from separate derivative arrangements with the counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by the other party to the agreement. Crestone Peak Resources LLC's derivative instruments do not contain credit-risk related contingent features.

Crestone Peak Resources LLC's commodity derivative instruments are measured at fair value and are included in the accompanying condensed consolidated interim balance sheets as commodity derivative assets or liabilities. Unrealized gains and losses are recorded based on the changes in the fair values of the derivative instruments. The Company's cash flow is only impacted when settlements under commodity derivative contracts result in it making a payment to, or receiving a payment from, the counterparty. Actual cash settlements can occur at either the scheduled payment date of the contract or at an earlier date if the contract is liquidated prior to its scheduled maturity. These cash settlements under the commodity derivative contracts are reflected as operating activities in the Company's condensed consolidated interim statements of cash flows.

The Company's commodity derivative contracts as of September 30, 2021 are summarized below:

	Derivative	Volume	Price
Settlement Period	Instrument	(Bbls per day)	($/Bbl)
Crude Oil - NYMEX WTI:
Jan 1, 2021 - Dec 31, 2021	Swap	12,947	$50.70
Jan 1, 2021 - Dec 31, 2021	Put	500	50.00
Jan 1, 2021 - Dec 31, 2021	Call	500	58.00
Jan 1, 2022 - Dec 31, 2022	Swap	8,856	43.27
Jan 1, 2023 - Dec 31, 2023	Swap	6,386	43.85
Jan 1, 2024 - Dec 31, 2024	Swap	4,600	44.98
Jan 1, 2025 - Dec 31, 2025	Swap	3,698	44.21

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

8.	Commodity derivative instruments (continued):

	Derivative	Volume	Price
Settlement Period	Instrument	(Mmbtu per day)	($/Mmbtu)
Natural Gas - NYMEX Henry Hub:
Jan 1, 2021 - Dec 31, 2021	Swap	69,500	$2.70
Jan 1, 2021 - Dec 31, 2021	Basis Swap	30,000	(0.58)
Jan 1, 2022 - Dec 31, 2022	Swap	53,300	2.77
Jan 1, 2023 - Dec 31, 2023	Swap	43,600	2.51
Jan 1, 2024 - Dec 31, 2024	Swap	29,800	2.57

	Derivative	Volume	Price
Settlement Period	Instrument	(Bbls per day)	($/Bbl)
NGL - Mont Belvieu:
Jan 1, 2021 - Dec 31, 2021	Swap	5,500	$20.55
Jan 1, 2022 - Dec 31, 2022	Swap	4,000	20.22

Offsetting of derivative assets and liabilities:

As of September 30, 2021 and December 31, 2020, all derivative instruments held by the Company through Crestone Peak Resources LLC were subject to enforceable master netting arrangements. In general, the terms of Crestone Peak Resources LLC's agreements provide for offsetting of amounts payable or receivable between Crestone Peak Resources LLC and the counterparty, at the election of either party, for transactions that occur on the same date and in the same currency. Crestone Peak Resources LLC's agreements also provide that, in the event of an early termination, each party has the right to offset amounts owed or owing under that and any other agreement with the same counterparty. Derivative positions eligible for netting are presented on a gross basis on the accompanying consolidated balance sheets. The Company's accounting policy is to not offset these positions in its accompanying consolidated balance sheets.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

8.	Commodity derivative instruments (continued):

The following tables provide a reconciliation as of September 30, 2021 and December 31, 2020 between the net assets and liabilities reflected on the accompanying condensed consolidated interim balance sheets and the potential effect of master netting arrangements on the fair value of the Company's derivative contracts:

As of September 30, 2021
Gross amounts
	presented on	Effect of
	consolidated	master
	balance	netting
	sheet	agreements	Net amounts
Balance Sheet Location
Financial assets:
Current	$–	$–	$–
Non-current	–	–	–
Total	$–	$–	$–
Financial liabilities:
Current	$(190,100)	$–	$(190,100)
Non-current	(138,951)	-	(138,951)
Total	$(329,051)	$–	$(329,051)

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

8.	Commodity derivative instruments (continued):

	As of December 31, 2020
	Gross amounts
	presented on	Effect of
	consolidated	master
	balance	netting
	sheet	agreements	Net amounts
Balance Sheet Location
Financial assets:
Current	$21,066	$(21,066)	$–
Non-current 20,828	(20,828)	–
Total	$41,894	$(41,894)	$–
Financial liabilities:
Current	$(22,989)	$21,066	$(1,923)
Non-current (36,078)	20,828	(15,250)
Total	$(59,067)	$41,894	$(17,173)

The amount of gain (loss) recognized in the condensed consolidated interim statements of operations related to derivative financial instruments was as follows:

	Nine months ended
	September 30,
	2021	2020
Realized gain (loss) on commodity derivatives	$(92,430)	$185,826
Unrealized gain (loss) on commodity derivatives	(311,878)	66,320
Commodity derivative gain (loss)	$(404,308)	$252,146

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

9.	Fair value measurements:

FASB ASC Topic 820, Fair Value Measurement, establishes a hierarchy for inputs used in measuring fair value for financial assets and liabilities that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurable date

•	Level 2: Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

•	Level 3: Inputs are unobservable for the asset or liability

The financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables present the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

September 30, 2021	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives	$–	$–	$–	$–
Liabilities:
Commodity derivatives	–	329,051	–	329,051

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

9.	Fair value measurements (continued):

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives	$–	$41,894	$–	$41,894
Liabilities:
Commodity derivatives	–	59,067	–	59,067

The Company uses Level 2 inputs to measure the fair value of commodity derivatives. The Company derives internal valuation estimates taking into consideration forward commodity price curves, counterparties' credit ratings, the Company's credit rating, and the time value of money. These valuations are then compared to the respective counterparties' mark-to-market statements. The considered factors result in an estimated exit-price that management believes provides a reasonable and consistent methodology for valuing derivative instruments. The commodity derivative instruments utilized by the Company are not considered by management to be complex, structured, or illiquid. The oil, gas, and NGLs commodity derivative markets are highly active.

The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis. Refer to Note 3 - Mergers, acquisitions and divestitures for additional information on the fair value of assets acquired during the first quarter of 2020. Assets acquired and liabilities assumed under transactions that meet the criteria of a business combination under ASC Topic 805, Business Combinations are recorded at fair value on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company's management at the time of the valuation. The ConocoPhillips Acquisition closed on March 3, 2020 and was not recorded at fair value as of September 30, 2020.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

10.	Commitments and contingencies:

The Company is subject to litigation and claims arising in the ordinary course of business. The Company accrues for such items when a liability is both probable and the amount of the loss, or range of loss, can be reasonably estimated. In addition, the Company discloses matters for which the Company believes a material loss is reasonably possible. In the opinion of management, the results of such pending litigation and claims is not likely to have a material effect on the results of operations, financial position, or cash flows of the Company.

As of September 30, 2021, the Company had contractual oil and NGLs volume delivery commitments with third parties with an aggregate minimum delivery commitment of 5.5 MMBbl of oil through April of 2025 and 0.5 MMBbl of NGLs through May of 2022. In the event of a delivery shortfall, the Company would make periodic deficiency payments to the third parties. If the Company did not deliver any volumes under these delivery commitments, the Company would expect to incur $2.6 million in deficiency fees over the next three months and an additional $11.7 million through 2025. The Company delivered in excess of all minimum volume commitments during the nine months ended September 30, 2021 and 2020, and the Company does not expect shortfalls within the Company's delivery commitments going forward. The Company also engages in dedicated lease volume commitments for certain producing properties and facilities with third parties, none of which include minimum volume commitments.

The Company has the following other commitments as of September 30, 2021:

	Expected Future Payments
(Undiscounted)	2021	2022	2023	2024	2025	Thereafter	Total
Drilling and field services	$20,030	$5,412	$1,992	$1,992	$1,992	$–	$31,418
Information technology	247	1,312	452	–	–	–	2,011
Operating leases	977	1,656	446	41	–	–	3,120
Total	$21,254	$8,380	$2,890	$2,033	$1,992	$–	$36,549

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

10.	Commitments and contingencies (continued):

Expected future payments for drilling and field services are primarily related to the purchase orders for tubular goods as well as drilling rig and well stimulation contracts in 2021. The commitments for information technology contracts represent contractual obligations related to information technology services. Cancellation of certain information technology contracts may require cancellation fees up to 25% of the remaining value on the contract. The Company is committed under various operating lease agreements primarily related to the Company's corporate and field offices and automobile fleet program. The provisions of these lease agreements provide for renewal options and include minimum lease payments under the terms of non-cancelable operating leases. The Company had issued letters of credit in the amount of $12.8 million as of September 30, 2021.

11.	Related party transactions:

(a)	Related party notes:

Between July 28, 2016 and February 28, 2020, the Company issued a series of notes to CPPIB Crestone Peak Resources Canada Inc., the sole shareholder of the Company. A summary of terms of the notes payable outstanding as of September 30, 2021 and December 31, 2020 are as follows:

(i)	Series A 5.2% Note was entered on July 28, 2016, for an aggregate principal amount of $115.9 million. The principal amount bears interest at 5.2% annually. Under the terms of the note, interest accrues and is added to the principal balance through July 28, 2022. Subsequent to this date interest is required to be paid in cash. Any unpaid principal and unpaid accrued interest are due July 27, 2026, the maturity date. Any accrued and unpaid interest increases the principal amount of the note and bears interest at 5.2% annually. On July 30, 2021, the Company and CPPIB Crestone Peak Resources Canada Inc. entered into an amendment to the Series A Note which extended the ability to defer accrued interest through July 27, 2026.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

11.	Related party transactions (continued):

(ii)	Series B 5.5% Note was entered on July 28, 2016, for an aggregate principal amount of $148.1 million. The principal amount bears interest at 5.5% annually. Under the terms of the note, interest accrues and is added to the principal balance through July 28, 2022. Subsequent to this date interest is required to be paid in cash. Any unpaid principal and unpaid accrued interest are due July 27, 2028, the maturity date. Any accrued and unpaid interest increases the principal amount of the note and bears interest at 5.5% annually. On July 30, 2021, the Company and CPPIB Crestone Peak Resources Canada Inc. entered into an amendment to the Series B Note which extended the ability to defer accrued interest through July 27, 2028.

(iii)	Series C 4.3% Note was entered on July 28, 2016, for an aggregate principal amount of $50 million. The principal amount bears interest at 4.3% annually. Under the terms of the original note, all interest is accrued and added to the principal balance, which under the original note were due July 27, 2021, the original maturity date. Any accrued and unpaid interest increases the principal amount of the note and bears interest at 4.3% annually. On September 30, 2021, the Company and CPPIB Crestone Peak Resources Canada Inc. entered into an amendment to the Series C Note which extended the maturity date of the principal and related accrued interest to July 27, 2022. On July 30, 2021, the Company and CPPIB Crestone Peak Resources Canada Inc. entered into a second amendment to the Series C Note which extended the maturity date to July 27, 2028, amended the interest rate to 3.11% per annum and extended the ability to defer accrued interest through July 27, 2028. Accordingly, the related balances are reflected as non-current at September 30, 2021 and December 31, 2020 within the condensed consolidated interim balance sheets.

(iv)	Series E 5.6% Note was entered on October 31, 2018 for an aggregate principal amount of $45.7 million. The principal amount bears interest at 5.6% annually. Any unpaid principal and unpaid accrued interest are due on the maturity date of October 30, 2030.

(v)	An unsecured promissory note was entered on February 28, 2020 for an aggregate principal amount of $273.3 million. The principal amount bears interest at 6.0% annually. In lieu of paying accrued and unpaid interest in cash on the interest payment date, the Company may at its option, add such interest to the principal amount of the loan as of the interest payment date, which shall thereafter be deemed principal bearing interest at 6.0% annually. Any unpaid principal and unpaid accrued interest are due on the maturity date of February 28, 2030.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

11.	Related party transactions (continued):

As of September 30, 2021 and December 31, 2020, $760.5 million and $728.8 million is included in related party notes on the condensed consolidated interim balance sheets, including accrued interest. For the nine months ended September 30, 2021, the Company has recorded approximately $31.7 million, (2020 - $26.3 million) in interest expense related to the notes in the condensed consolidated interim statements of operations.

(b)	Due from related party:

(i)	On June 27, 2018, Crestone Peak Resources LLC (herein referred to as "Lender") entered into a loan agreement with a related party ("Borrower"), who is an Executive Officer of Crestone Peak Resources. The Lender will advance amounts under this loan agreement to fund Borrower's capital commitment regarding Class A unit partnership interest of Crestone Peak Resources LP, but not to exceed $1.8 million in aggregate. The Lender's initial advance in connection with the Borrower's subscription agreement was $0.9 million (unaudited). The loan agreement repayment, including any unpaid principal and interest, becomes due on the later of December 31, 2028 or ten years from the last advance by the Lender. Interest accrues at 3.04% per annum, compounding annually, on the balance of unpaid principal. Borrower can make optional prepayments at any time while noting certain mandatory prepayments would be triggered related to various after-tax proceeds scenarios involving cash, marketable securities, severance, or bonus distributions. The Company recorded $0.8 million in accounts receivable as of September 30, 2021 and December 31, 2020 in connection with the loan. No additional related party advances were made during the nine months ended September 30, 2021 and the year ended December 31, 2020, whether on the existing loan or related to any new loans.

(ii)	As at September 30, 2021, there was approximately $0.1 million due from CPPIB Crestone Peak Resources Canada Inc. and recorded in accounts receivable (December 31, 2020 - nil).

(c)	Contribution of related party notes:

On October 31, 2021, prior to the closing of the Crestone Peak Merger discussed in Note 1, CPPIB Crestone Peak Resources Canada Inc. contributed to the Company, as a capital contribution and without the issuance of additional shares of the Company, all of the rights, benefits, privileges and obligations with respect to the related party notes mentioned in paragraph (a). The related party notes mentioned in paragraph (a) were deemed cancelled upon such contribution.

CPPIB Crestone Peak Resources America Inc.

Notes to Condensed Consolidated Interim Financial Statements (continued)

(In thousands of United States dollars)

For the nine months ended September 30, 2021 and 2020

(Unaudited)

12.	Supplemental schedule of information to the condensed consolidated interim statements of cash flows:

The following table supplements the cash flow information presented in the Interim Financial Statements for the periods presented:

	Nine months ended
	September 30,
	2021	2020
Cash interest paid	$6,357	$9,971
Non-cash operating activities:
Production taxes payable	–	11,203
Non-cash investing activities:
Capital expenditure accounts payables and accruals	25,392	8,195

13.	Subsequent events:

The Company has evaluated subsequent events through to March 14, 2022, the date the Interim Financial Statements were issued. Based on this evaluation, it was determined that other than as discussed within Notes 1, 3(a) and 11(c) no subsequent events occurred that require recognition or additional disclosure in the Interim Financial Statements.